SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

APOGENT TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

Filed by Registrant

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by Apogent Technologies Inc.

Pursuant to Rule 14a-6

Under the Securities Exchange Act of 1934

Subject Company: Apogent Technologies Inc.

Commission File No. 1-11091

This filing relates to the planned merger (the “Merger”) between Fisher Scientific International Inc. (“Fisher Scientific”) and Apogent Technologies Inc. (“Apogent”) pursuant to the terms of an Amended and Restated Agreement and Plan of Merger dated as of March 17, 2004, as amended on April 16, 2004 (the “Merger Agreement”), by and among Fisher Scientific, Fox Merger Corporation and Apogent. Fisher Scientific has filed a registration statement on Form S-4 (SEC File No. 333-114548) with the U.S. Securities and Exchange Commission (the “SEC”) on April 16, 2004, which was subsequently amended on May 21, 2004, that contains the definitive joint proxy statement/prospectus for Fisher Scientific’s 2004 Annual Meeting of Stockholders and Apogent’s Special Meeting of its Stockholders with respect to the Merger. The Merger Agreement is contained in the definitive joint proxy statement/prospectus, is on file with the SEC as an exhibit to the Current Report on Form 8-K, filed by Apogent on April 19, 2004, and is incorporated by reference into this filing.

On July 2, 2004, Apogent disseminated the following press release announcing the extension until July 16, 2004 of the pending tender offer and consent solicitation for all of Apogent’s $250.0 million principal amount of 6 ½ percent senior subordinated notes due 2013:

NEWS RELEASE

Contact: Barrett Godsey, 212-895-8620

Apogent Extends Tender Offer and Consent

Solicitation for its 6 1/2 Percent Notes Due 2013

PORTSMOUTH, N.H., July 2, 2004 — Apogent Technologies Inc. (NYSE: AOT) announced today that it has extended the expiration of the tender offer and consent solicitation period for any and all of its $250 million principal amount of 6 1/2 percent senior subordinated notes due 2013 (CUSIP Nos. 03760AAF8 and 03760AAG6) (the “Notes”) from 5 p.m. Eastern Daylight Time (EDT) on July 1, 2004, to 5 p.m. EDT on July 16, 2004. As of 5 p.m. EDT on July 1, 2004, $62.350 million aggregate principal amount of the Notes had been tendered pursuant to the tender offer.

In connection with the tender offer, Apogent is soliciting consents from holders of the Notes to amend the Notes indenture to eliminate substantially all of the restrictive covenants governing the Notes. Consummation of the tender offer and consent solicitation is subject to various conditions, including but not limited to, the completion of the proposed merger between Apogent and Fisher Scientific International Inc. and the receipt of the required consents in the consent solicitation.

The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 28, 2004, as amended hereby, and a related Letter of Transmittal and Consent, which more fully set forth the terms of the tender offer and consent solicitation.

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Apogent Extends Tender Offer and Consent Solicitation for its 6 1/2 Percent Notes - 2

The tender offer and consent solicitation are scheduled to expire at 5 p.m. EDT on July 16, 2004, unless extended or terminated earlier (the “Expiration Time”). Holders who tender their Notes by 5 p.m. EDT on July 16, 2004 (the “Consent Payment Deadline”), will receive total consideration of 101.75 percent of the principal amount of the Notes validly tendered. No tenders will be valid if submitted after the Expiration Time. Holders who validly tender their Notes will also receive accrued and unpaid interest up to, but not including, the settlement date.

Holders who validly tender their Notes prior to the Consent Payment Deadline will, by tendering those Notes, be consenting to the amendments to the Notes indenture. Holders may not consent to the amendments without tendering their Notes and may not revoke their consents without withdrawing the previously tendered Notes to which the consents relate.

This press release does not constitute an offer or a solicitation to purchase or a solicitation of consents with respect to the Notes. That offer or solicitation will be made only by means of the Offer to Purchase and Consent Solicitation Statement dated May 28, 2004, as amended hereby, and related Letter of Transmittal and Consent.

Questions regarding the tender offer and consent solicitation should be directed to Goldman, Sachs & Co., the dealer manager and solicitation agent for the tender offer, at 800-828-3182. Requests for assistance or additional offer materials may be directed to Innisfree M&A Incorporated, 501 Madison Ave., New York, NY 10022, Phone: 888-750-5834.

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Apogent Extends Tender Offer and Consent Solicitation for its 6 1/2 Percent Notes - 3

About Apogent Technologies Inc.

Apogent is a diversified worldwide leader in the design, manufacture, and sale of laboratory and life-science products essential for healthcare diagnostics and scientific research. Apogent’s companies are divided into two business segments for financial reporting purposes: Clinical Group and Research Group.

Additional Information About the Merger and Where to Find it

In connection with the proposed merger of Fisher Scientific International Inc. and Apogent Technologies Inc., Fisher has filed a registration statement on Form S-4 (SEC File No. 333-114548) on April 16, 2004, which was subsequently amended on May 21, 2004, that contains the definitive joint proxy statement/prospectus for Fisher’s 2004 Annual Meeting of Stockholders and Apogent’s Special Meeting of its Stockholders with respect to the merger. Apogent and Fisher have filed or will file additional relevant materials with the SEC. Investors and security holders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Fisher, Apogent and the merger. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger. Investors and security holders may obtain these documents (and any other documents filed by Fisher or Apogent with the SEC) free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Fisher may be obtained free of charge by directing such request to: Corporate Secretary, 1 Liberty Lane, Hampton, NH 03842, or from Fisher’s Web site at www.fisherscientific.com. The documents filed with the SEC by Apogent may be obtained free of charge by directing such request to: Director of Investor Relations, 30 Penhallow Street, Portsmouth, NH 03801, or from Apogent’s Web site at www.apogent.com.

Fisher, Apogent and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Fisher and Apogent in favor of the merger. Information about the executive officers and directors of Fisher and their ownership of Fisher common stock is set forth in the joint proxy statement/prospectus filed on Form S-4, which was declared effective by the SEC on May 21, 2004. Information about the executive officers and directors of Apogent and their ownership of Apogent common stock is set forth in the proxy statement for Apogent’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on December 23, 2003. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Fisher, Apogent and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.

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